Exhibit 99.6

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

AlloVir, Inc., a Delaware corporation (“AlloVir”), and Kalaris Therapeutics, Inc., a Delaware corporation (“Legacy Kalaris”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on November 7, 2024. The merger was completed at the effective time (the “Effective Time”) on March 18, 2025 (the “Closing). Pursuant to the Merger Agreement, among other matters, Aurora Merger Sub, Inc., a wholly owned subsidiary of AlloVir (“Merger Sub”), merged with and into Legacy Kalaris, with Legacy Kalaris surviving as a wholly-owned subsidiary of AlloVir (such transaction, the “Merger”). The Merger is intended to qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Immediately following the Effective Time, AlloVir changed its name to Kalaris Therapeutics, Inc. AlloVir, together with its consolidated subsidiary, Legacy Kalaris, are referred to herein as the “Combined Company”.

At the Effective Time, (a) each share of Legacy Kalaris’ convertible preferred stock outstanding immediately prior to the Effective Time was converted into shares of Legacy Kalaris’ common stock, par value $0.00001 (“Legacy Kalaris’ Common Stock”) in accordance with its terms (the “Legacy Kalaris Preferred Stock Conversion”), (b) each share of Legacy Kalaris’ Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Legacy Kalaris Preferred Stock Conversion) (excluding shares (i) held as treasury stock and automatically cancelled pursuant to the Merger Agreement, (ii) owned, directly or indirectly, by AlloVir or Merger Sub immediately prior to the Effective Time or (iii) as to which appraisal rights have been properly exercised in accordance with Delaware law, but including restricted shares of Legacy Kalaris’ Common Stock that are unvested and outstanding immediately prior to the Effective Time), including shares of Legacy Kalaris’ Common Stock that were issued upon conversion of outstanding Legacy Kalaris convertible promissory notes, converted into and became exchangeable for the right to receive a number of shares of AlloVir’s Common Stock, par value $0.0001 (“AlloVir’s Common Stock”) based on an agreed upon ratio determined to be 0.2016 shares of AlloVir’s Common Stock for each share of Legacy Kalaris’ Common Stock (the “Exchange Ratio) and (c) each award of restricted shares of Legacy Kalaris’ Common Stock that was unvested and outstanding converted into and became exchangeable for the right to receive a number of restricted shares of AlloVir’s Common Stock based on the Exchange Ratio.

In October 2024, Legacy Kalaris entered into a convertible note purchase agreement with an existing investor to issue to such investor and other investors who subsequently joined the agreement up to $25.0 million of convertible promissory notes with a maturity date of May 31, 2025 (the “Convertible Note Financing”). In October and November 2024, Legacy Kalaris received $10.0 million in the initial closings of the Convertible Note Financing (the “Pre-Signing Financing”). Pursuant to the Merger Agreement, Legacy Kalaris was permitted to enter into a series of financings to fund its operations prior to the Closing in an amount not to exceed $15.0 million, with up to $7.5 million to be provided by AlloVir and up to $7.5 million to be provided by existing Legacy Kalaris stockholders (the “Pre-Closing Financing”). In January 2025, Legacy Kalaris received $7.5 million in the first tranche of the Pre-Closing Financing, of which $3.75 million was provided by existing Legacy Kalaris stockholders and the remaining $3.75 million was provided by AlloVir (the “AlloVir Note”).

Immediately prior to the Effective Time, (i) the outstanding principal and accrued but unpaid interest on convertible notes issued by Legacy Kalaris in January 2025 (other than the AlloVir Note) converted into shares of Legacy Kalaris Series B-2 Preferred Stock at a price of $4.7851 per share, and (ii) the outstanding principal and accrued but unpaid interest on convertible notes issued by Legacy Kalaris in 2024 converted into shares of Legacy Kalaris’ Common Stock at a price of $1.25 per share. At the Effective Time, the AlloVir Note was cancelled.

Each outstanding option to purchase shares of Legacy Kalaris’ Common Stock granted by Legacy Kalaris under Legacy Kalaris’ 2019 Equity Incentive Plan, as amended (the “2019 Plan”) whether or not vested, was converted into an option to acquire a number of shares of AlloVir’s Common Stock on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the 2019 Plan and the applicable option award agreement immediately prior to the Effective Time, with necessary adjustments to the number of shares and exercise price to reflect the Exchange Ratio.

Immediately prior to the Effective Time, each option to purchase shares of AlloVir’s Common Stock (each, an “AlloVir Option”) that was outstanding immediately prior to the Effective Time, whether vested or unvested, survived the Closing and remains outstanding in accordance with its terms, provided that (i) each unexercised and outstanding AlloVir Option with an exercise price per share equal to or greater than $92.00 was cancelled for no consideration, and (ii) each AlloVir Option that had an exercise price per share less than $92.00, was unvested and unexercised as of the Effective Time, was accelerated in full. Additionally, immediately prior to the Effective Time, each outstanding and unvested AlloVir restricted stock unit was accelerated in full and settled in shares of AlloVir’s Common Stock.

Under the Exchange Ratio formula in the Merger Agreement, the former Legacy Kalaris equity holders immediately before the Effective Time (after giving effect to the Pre-Signing Financing, the Pre-Closing Financing and excluding any shares reserved for future equity awards) own approximately 74.47% of the Combined Company on a fully-diluted basis, and the stockholders of AlloVir immediately before the Effective Time own approximately 25.53% of the Combined Company on a fully-diluted basis.

The following unaudited pro forma condensed combined financial information gives effect to (i) the Merger and (ii) the Pre-Closing Financing.

In the unaudited pro forma combined financial statements, the Merger was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Legacy Kalaris was deemed to be the accounting acquirer for financing reporting purposes. This determination was primarily based on the fact that, immediately following the Merger: (1) Legacy Kalaris’ stockholders own a substantial majority of the voting rights of the Combined Company inclusive of Samsara BioCapital, LP, as a legacy stockholder of Legacy Kalaris holding a majority of the voting rights of the Combined Company; (2) Legacy Kalaris designated a majority of the initial members of the board of directors of the Combined Company; and (3) other than with respect to the Combined Company’s chief financial officer, for which AlloVir and Legacy Kalaris have commenced a search for a qualified candidate, Legacy Kalaris’ senior management (which are determined by the board of directors of the Combined Company) hold all key positions in senior management of the Combined Company. The Combined Company does not have a chief financial officer following the Merger. Brett Hagen, AlloVir’s Chief Accounting Officer, will continue in that role after the Merger. Mr. Hagen will also serve as principal financial officer and principal accounting officer until a chief financial officer is hired. For accounting purposes, the Merger is treated as the equivalent of Legacy Kalaris issuing stock to acquire the net assets of AlloVir. Following the Closing, the net assets of AlloVir will be recorded at their acquisition-date fair value in the financial statements of Legacy Kalaris and the reported operating results prior to the Merger will be those of Legacy Kalaris.

The unaudited pro forma combined balance sheet data as of December 31, 2024 assumes that the Merger took place on December 31, 2024 and combines the AlloVir and Legacy Kalaris historical balance sheets as of December 31, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 assumes that the Merger took place on January 1, 2024 and combines the historical results of AlloVir and Legacy Kalaris for the year ended December 31, 2024.

The historical financial statements of AlloVir and Legacy Kalaris have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies been combined as of the dates and for the periods presented. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies been combined as of the dates and for the periods presented or the future results that the Combined Company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in this unaudited pro forma combined financial information as a result, if any, of the amount of financing raised by Legacy Kalaris between the signing of the Merger Agreement and the Closing, the amount of cash used by AlloVir’s operations between the signing of the Merger Agreement and the Closing, the timing of the Closing, and other changes in AlloVir’s assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the (i) historical audited financial statements of Legacy Kalaris and the section titled “Kalaris’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Current Report on Form 8-K and (ii) historical audited consolidated financial statements of AlloVir and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in AlloVir’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

(in thousands, except share and per share data)

	Legacy Kalaris	AlloVir	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,639	$118,289	$7,500	A	$115,046
			(3,750)	A
			(3,544)	G
			(5,088)	D
Loans receivable	—	—	3,750	A	—
			(3,750)	H
Prepaid expenses and other current assets	967	257	—		1,224

Total current assets	2,606	118,546	(4,882)		116,270
Deferred transaction costs	3,146	—	(3,146)	F	—
Other non-current assets	410	—	—		410

Total assets	$6,162	$118,546	$(8,028)		$116,680

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,560	$247	$(230)	G	$1,577
Accrued research and development expenses	659	—	—		659
Accrued compensation(1)	591	3,035	(2,449)	D	1,117
Accrued expenses and other current liabilities(1)	945	1,957	7,247	B, C	6,835
			(3,314)	G
Convertible promissory notes	19,541	—	7,500	A	—
			(23,291)	F
			(3,750)	H
Derivative liabilities	1,042	—	(1,042)	F	—
Tranche liability	365	—	(365)	F	—

Total current liabilities	24,703	5,239	(19,694)		10,248

Royalty obligation	32,076	—	—		32,076

Total liabilities	56,779	5,239	(19,694)		42,324

Commitments and contingencies
Redeemable convertible preferred stock	45,999	—	(45,999)	E	—
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—
Common stock	—	—	1	F	1
Additional paid-in capital	19,945	828,404	(649,809)	B, F, K	198,540
Accumulated other comprehensive loss	—	(135)	135	F	—
Accumulated deficit	(116,561)	(714,962)	707,338	C, D, F, K	(124,185)

Total stockholders’ equity (deficit)	(96,616)	113,307	57,665	F	74,356

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$6,162	$118,546	$(8,028)		$116,680

(1)	AlloVir historical amounts have been reclassified for pro forma presentation purposes as follows:

	As Originally Reported	Reclassified for Pro Forma
Financial Statement Line Item
Accrued compensation	$—	$3,035
Accrued expenses and other current liabilities	4,992	1,957

	$4,992	$4,992

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2024

(in thousands, except share and per share data)

	Legacy Kalaris	AlloVir	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses:
Research and development	$45,042	$12,340	$—		$57,382
General and administrative	6,690	42,916	7,624	I, J, K	57,230
Restructuring costs	—	10,185	—		10,185

Total operating expenses	51,732	65,441	7,624		124,797
Loss from operations	(51,732)	(65,441)	(7,624)		(124,797)
Other income (expenses)
Change in fair value of tranche liability	21,012	—	(21,012)	L	—
Change in fair value of derivative liabilities	2,084	—	(2,084)	M	—
Interest (expense) income	(2,701)	5,486	2,701	N	5,486
Loss on issuance and on extinguishment of convertible promissory notes	(38,018)	—	38,018	O	—
Other income, net	188	1,186	—		1,374

Total other (expense) income, net	(17, 435)	6,672	17,623		6,860

Net loss	$(69,167)	$(58,769)	$9,999		$(117,937)

Net loss per share attributable to common stockholders, basic and diluted	$(10.44)	$(11.73)	$—		$(6.32)

Weighted-average shares outstanding, basic and diluted	6,626,624	5,008,449	7,011,649	P	18,646,722

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Description of the Transactions

Merger

On November 7, 2024, AlloVir, Legacy Kalaris and Merger Sub entered into the Merger Agreement. The merger was completed on March 18, 2025. At the Effective Time, each share of Legacy Kalaris’ Common Stock outstanding (after giving effect to the Legacy Kalaris Preferred Stock Conversion) (excluding shares (i) held as treasury stock and automatically cancelled pursuant to the Merger Agreement, (ii) owned, directly or indirectly, by AlloVir or Merger Sub immediately prior to the Effective Time or (iii) as to which appraisal rights have been properly exercised in accordance with Delaware law, but including restricted shares of Legacy Kalaris’ Common Stock that are unvested and outstanding immediately prior to the Effective Time), including shares of Legacy Kalaris’ Common Stock that were issued upon conversion of outstanding Legacy Kalaris convertible promissory notes, converted into and became exchangeable for the right to receive a number of shares of AlloVir’s Common Stock based on the Exchange Ratio. The Exchange Ratio was determined to be 0.2016 shares of AlloVir’s Common Stock for each share of Legacy Kalaris’ Common Stock. Under the Exchange Ratio formula in the Merger Agreement, the former Legacy Kalaris equity holders immediately before the Effective Time will own approximately 74.47% of the Combined Company on a fully-diluted basis, and the stockholders of AlloVir immediately before the Effective Time are expected to own approximately 25.53% of the Combined Company on a fully-diluted basis.

In addition, immediately prior to the Effective Time,

•

each unexercised and outstanding AlloVir stock option with an exercise price per share equal to or greater than $92.00 was cancelled for no consideration and all other unexpired, unexercised and unvested AlloVir stock options accelerated in full; and

•

each outstanding and unvested AlloVir restricted stock unit and each outstanding and unvested AlloVir restricted share accelerated in full and each outstanding and unsettled AlloVir restricted stock unit was settled in shares of AlloVir’s Common Stock.

At the Effective Time, each option to purchase shares of Legacy Kalaris’ Common Stock (a “Legacy Kalaris Option”) that was outstanding and unexercised immediately prior to the Effective Time granted under the 2019 Plan, whether or not vested, was, along with the 2019 Plan, assumed by AlloVir and became an option to purchase solely that number of shares of AlloVir’s Common Stock equal to the product obtained by multiplying (i) the number of shares of Legacy Kalaris’ Common Stock that were subject to such Legacy Kalaris Option immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of AlloVir’s Common Stock. The per share exercise price for AlloVir’s Common Stock issuable upon exercise of each Legacy Kalaris Option assumed by AlloVir was determined by dividing (a) the per share exercise price of Legacy Kalaris’ Common Stock subject to such Legacy Kalaris Option, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Legacy Kalaris Option assumed by AlloVir will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Legacy Kalaris Option otherwise remain unchanged.

Each award of restricted shares of Legacy Kalaris’ Common Stock (such shares, collectively, the “Legacy Kalaris’ Restricted Shares”) that was unvested and outstanding immediately prior to the Effective Time converted into a number of shares of AlloVir’s Common Stock equal to the product of (x) the number of Legacy Kalaris’ Restricted Shares and (y) the Exchange Ratio; and such converted shares of AlloVir’s Common Stock became subject to the terms and conditions (including, without limitation, vesting and repurchase provisions) that are otherwise the same as were applicable to such Legacy Kalaris’ Restricted Shares as of immediately prior to the Effective Time.

Convertible Note Financing

The convertible promissory notes issued in the Pre-Signing Financing were converted into shares of Legacy Kalaris’ Common Stock at a conversion price of $1.25 per share. The convertible promissory notes that were issued under the Pre-Closing Financing to Legacy Kalaris stockholders were converted into shares of Legacy Kalaris’ convertible preferred stock at price of a $4.7851 per share. The convertible promissory note that was issued in the Pre-Closing Financing to AlloVir was cancelled upon the Closing and the aggregate amount outstanding (including accrued interest) under such convertible promissory notes was added to AlloVir’s net cash balance for the purposes of the Exchange Ratio calculation. Shares of Legacy Kalaris’ Common Stock and Legacy Kalaris’ preferred stock issued pursuant to the conversion of the convertible promissory notes were converted into shares of AlloVir’s Common Stock in the Merger in accordance with the Exchange Ratio.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 was prepared using the historical balance sheets of Legacy Kalaris and AlloVir as of December 31, 2024 and gives effect to the Merger as if it occurred on December 31, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 assumes that the Merger took place on January 1, 2024 and combines the historical results of AlloVir and Legacy Kalaris for the year ended December 31, 2024.

For accounting purposes, the Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Legacy Kalaris was deemed to be the accounting acquirer for financing reporting purposes. For accounting purposes, the Merger was treated as the equivalent of Legacy Kalaris issuing stock to acquire the net assets of AlloVir. Following the Closing, the net assets of AlloVir were recorded at their acquisition-date fair value in the financial statements of Legacy Kalaris and the reported operating results prior to the Merger will be those of Legacy Kalaris.

For purposes of these pro forma financial statements, this estimated purchase price consideration consists of the following:

Number of shares of the Combined Company to be owned by AlloVir stockholders(1)	5,067,669
Multiplied by the assumed price per share of AlloVir Common Stock(2)	$9.67
Estimated fair value of shares of Combined Company to be owned by AlloVir stockholders	$49,004,359
Estimated fair value of assumed AlloVir equity awards based on precombination service(3)	$23,402

$49,027,761

(1)

Reflects the number of shares of common stock of the Combined Company that AlloVir equity holders will own as of the Closing pursuant to the Merger Agreement, including 24,017 shares issued with respect to AlloVir’s restricted stock units. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of AlloVir’s Common Stock outstanding as of March 18, 2025.

(2)

Reflects the assumed price per share of AlloVir Common Stock of $9.67, which is the closing trading price of AlloVir Common Stock on The Nasdaq Capital Market on March 12, 2025. The actual share price will fluctuate until the effective date of the transaction. A 10% increase (decrease) to the AlloVir share price would increase (decrease) the purchase price by $4.9 million.

(3)

Reflects the estimated acquisition-date fair value of the assumed AlloVir’s equity awards attributable to precombination service which amount was determined based on the closing trading price of AlloVir common stock on The Nasdaq Capital Market on March 12, 2025, the number of AlloVir equity awards outstanding on March 18, 2025, and the period of service provided by the holders of the awards through the Merger closing date.

The actual purchase consideration will vary based on the trading price of AlloVir’s Common Stock at the Closing as described above and the difference could be material. As such, the estimated purchase consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration will be when the Merger is completed.

Under reverse recapitalization accounting, the assets and liabilities of AlloVir were recorded, as of the completion of the Merger, at their relative fair value which approximates to cost. No goodwill or intangible assets were recognized and any excess consideration transferred over the fair value of the net assets of AlloVir following determination of the actual purchase consideration for AlloVir was reflected as a reduction to additional paid-in capital.

Consequently, the financial statements of Legacy Kalaris reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of AlloVir and Legacy Kalaris and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Legacy Kalaris shall become the historical financial statements of the Combined Company.

Legacy Kalaris and AlloVir may incur significant costs associated with integrating the operations of Legacy Kalaris and AlloVir after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the Merger.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Shares of AlloVir’s Common Stock Issued to Legacy Kalaris Stockholders upon Closing of the Merger

Immediately prior to the Effective Time, all outstanding shares of Legacy Kalaris’ convertible preferred stock were converted into 43,151,340 share of Legacy Kalaris’ Common Stock, and then exchanged for shares of AlloVir’s Common Stock based on the Exchange Ratio. The outstanding Legacy Kalaris’ convertible promissory notes and accrued interest issued in the Pre-Signing Financing converted into 16,958,568 shares of Legacy Kalaris’ Common Stock at a per share price of $1.25 immediately prior to the Effective Time. The outstanding Legacy Kalaris convertible promissory notes and accrued interest issued in the Pre-Closing Financing to existing Legacy Kalaris stockholders converted into 794,499 shares of Legacy Kalaris’ preferred stock at a per share price equal to $4.7851. The outstanding Legacy Kalaris convertible promissory notes issued in Pre-Closing Financing to AlloVir were cancelled upon the Closing and the aggregate amount outstanding (including accrued interest) under such convertible promissory notes was added to AlloVir’s net cash balance for the purposes of the Exchange Ratio calculation. The Exchange Ratio was determined as follows:

Legacy Kalaris’ Common Stock outstanding	6,728,346
Shares of Legacy Kalaris’ Common Stock issued upon conversion of redeemable convertible preferred stock	43,151,340
Shares of Legacy Kalaris’ Common Stock issued upon conversion of convertible promissory notes	17,753,067

67,632,753

Exchange ratio	0.2016

Shares of AlloVir Common Stock issued to Legacy Kalaris’ stockholders at Closing(1)	13,634,744

(1)	The number of shares of AlloVir’s Common Stock issued to Legacy Kalaris stockholders at the Closing is calculated by applying the Exchange Ratio to each individual share certificate.

4.	Proforma Adjustments

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, which requires entities to apply pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”). AlloVir has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Based on Legacy Kalaris management’s review of AlloVir’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of AlloVir to conform to the accounting policies of Legacy Kalaris are not expected to be significant. The pro forma adjustments, based on estimates that could change materially as additional information is obtained, are as follows:

A.

To reflect $7.5 million of gross proceeds received by Legacy Kalaris in connection with the Pre-Closing Financing in January 2025. AlloVir participated in the Pre-Closing Financing and contributed $3.75 million. The amount of AlloVir convertible promissory notes issued to it by Legacy Kalaris of $3.75 million is presented as loans receivable and a reduction in cash and cash equivalents, due to the cash outflow from AlloVir, in the unaudited pro forma condensed combined balance sheet as of December 31, 2024.

B.

To reflect estimated transaction costs not yet reflected in historical financial statements of $2.4 million in connection with the Merger, including adviser fees, legal fees and accounting expenses that are expected to be incurred by Legacy Kalaris as an increase in accrued liabilities and a reduction to additional paid-in capital in the unaudited proforma condensed combined balance sheet. As the Merger was accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash, of AlloVir, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

C.

To reflect estimated transaction costs not yet reflected in historical financial statements of $4.9 million in connection with the Merger, including adviser fees, legal fees, director and officer liability insurance and accounting expenses, that are expected to be incurred by AlloVir as an increase in accrued liabilities and accumulated deficit in the unaudited proforma condensed combined balance sheet.

D.

To reflect payment of compensation expense related to severance, retention and transaction bonuses resulting from preexisting employment agreements in connection with the Merger, of which $2.5 million is included in accrued compensation as of December 31, 2024 and $2.6 million is not yet recognized in historical financial statements and is reflected as an increase to accumulated deficit in the unaudited pro forma condensed combined balance sheet.

E.

To reflect the conversion of 43,151,340 shares of Legacy Kalaris’ convertible preferred stock into 43,151,340 shares of Legacy Kalaris’ Common Stock immediately prior to the Merger and accompanying reclassification of the carrying amount of the redeemable convertible preferred stock of Legacy Kalaris into Legacy Kalaris’ Common Stock in the amount of par value and into additional paid-in capital in the amount of the excess over the par value.

F.	To record:

(i)	the conversion of Legacy Kalaris’ redeemable convertible preferred stock into 43,151,340 shares of common stock as described in (E) above,

(ii)	the accrual of transaction costs associated with the Merger described in (B) and (C) above,

(iii)	accrual of severance and retention bonuses in connection with the Merger not yet recognized in historical financial statements, described in (D) above,

(iv)	post-combination compensation expense of $0.1 million related to AlloVir options recognized upon the Closing described in (K) below,

(v)

issuance of 17,753,067 shares of common stock upon conversion of convertible promissory notes with the carrying amount of $23.3 million and settlement of the accompanying derivative liabilities with the carrying amount of $1.0 million and tranche liability with the carrying amount of $0.4 million, with such amounts reflected as an increase in additional paid-in capital,

(vi)	to reflect reclassification of deferred transaction costs of $3.1 million incurred by Legacy Kalaris in connection with the Merger to additional paid-in capital,

(vii)

the exchange of outstanding Legacy Kalaris’ Common Stock, par value $0.00001 into 13,634,744 shares of AlloVir’s Common Stock, par value $0.0001 based on the Exchange Ratio for purposes of these pro forma condensed combined financial information (see also Note 3),

(viii)

the elimination of AlloVir’s historical equity, including 5,040,640 outstanding shares of common stock at their par value of $0.0001 per share, $0.1 million of accumulated other comprehensive loss, $715.0 million of accumulated deficit and $828.4 million of additional paid-in capital, and

(ix)

the effect of the reverse recapitalization of AlloVir for a total of $113.3 million, which is the net assets of AlloVir as of December 31, 2024 (see also Note 2 for the number of shares of AlloVir’s Common Stock to be owned by AlloVir stockholders).

	Common Stock				Additional paid-in- capital	Accumulated deficit	Accumulated other comprehensive loss	Total Stockholders’ Equity
	Legacy Kalaris		AlloVir
	Shares	Amount	Shares	Amount
Conversion of outstanding Legacy Kalaris’ redeemable convertible preferred stock into common stock(i)	43,151,340	$—	—	$—	$45,999	$—	$—	$45,999
Accrual of transaction costs(ii)	—	—	—	—	(2,369)	(4,878)	—	(7,247)
Accrual of severance and retention bonuses(iii)	—	—	—	—	—	(2,639)	—	(2,639)
Post-combination stock-based compensation costs(iv)	—	—	—	—	107	(107)	—	—
Conversion of convertible promissory notes(v)	17,753,067	—	—	—	23,291	—	—	23,291
Settlement of derivative liabilities upon conversion of convertible promissory notes(v)	—	—	—	—	1,042	—	—	1,042
Settlement of tranche liability upon conversion of convertible promissory notes(v)	—	—	—	—	365	—	—	365
Reclassification of deferred transaction costs(vi)	—	—	—	—	(3,146)	—	—	(3,146)
Exchange of outstanding Legacy Kalaris’s common stock into AlloVir’s common stock based on the assumed Exchange Ratio(vii)	(67,632,753)	—	13,634,744	1	(1)	—	—	—
Elimination of AlloVir’s historical equity(viii)	—	—	(5,040,640)	—	(828,404)	714,962	135	(113,307)
Reverse recapitalization of AlloVir(ix)	—	—	5,067,669	—	113,307	—	—	113,307

Pro forma adjustment	(6,728,346)	$—	13,661,773	$1	$(649,809)	$707,338	$135	$57,665

G.

To reflect payment of costs incurred in respect of legal and accounting fees by Legacy Kalaris and AlloVir of $1.2 million and $2.4 million, respectively, which are payable prior to the Closing, and of which $0.2 million was included in accounts payable and $0.5 million was included in accrued expenses and other current liabilities as of December 31, 2024 in Legacy Kalaris’ historical financial statements, and $0.7 million was included in accrued expenses and other current liabilities as of December 31, 2024 in AlloVir’s historical financial statements.

H.	Reflects cancellation of AlloVir convertible promissory notes of $3.75 million, as described in (A) above, prior to the Closing in accordance with the terms of AlloVir convertible promissory notes.

I.

The estimated transaction cost not yet reflected in historical financial statements of $4.9 million in connection with the Merger, including adviser fees, legal fees, directors and officers liability insurance, and accounting expenses that are expected to be incurred by AlloVir are reflected as if incurred on January 1, 2024, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

J.

Compensation expense not yet reflected in historical financial statements of $2.6 million related to severance, retention and transaction bonuses resulting from preexisting employment agreements that will be payable in connection with the Merger is reflected as if incurred on January 1, 2024, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

K.

To reflect compensation expense not yet reflected in historical financial statements of $0.1 million, related to the estimated acquisition-date fair value of the assumed AlloVir’s equity awards attributable to post-combination service (which amount was determined based on the closing trading price of AlloVir common stock on The Nasdaq Capital Market on March 12, 2025, the number of AlloVir equity awards outstanding on March 18, 2025, and the period of service provided by the holders of the award through the Merger closing) recognized upon the Closing for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

L.	To eliminate change in the fair value of tranche liability related to convertible promissory notes.

M.	To eliminate change in the fair value of derivative liabilities related to the convertible promissory notes.

N.	To eliminate interest expense related to convertible promissory notes.

O.	To eliminate loss in issuance and on extinguishment of convertible promissory notes.

P.

The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2024. In addition, the weighted average shares outstanding for the period have been adjusted to give effect to the issuance of AlloVir’s Common Stock in connection with the Merger as of March 18, 2025. As the Combined Company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding:

Year Ended December 31, 2024
Pro forma net loss	$(117,937)
Pro forma combined weighted average number of shares of common stock-basic and diluted	18,646,722
Pro forma net loss per share - basic and diluted	$(6.32)
Calculation of weighted averages shares outstanding — basic and diluted
Weighted average Legacy Kalaris shares outstanding	6,626,624
Weighted average share of Legacy Kalaris redeemable convertible preferred stock	43,151,340
Share issued upon conversion of convertible promissory notes	17,753,067

67,531,031
Weighted average Legacy Kalaris shares outstanding adjusted for the Exchange Ratio	13,614,256
Weighted average AlloVir shares outstanding	5,008,449
AlloVir shares to be issued for fully vested RSUs upon Merger	24,017

Pro forma combined weighted average number of shares of common stock-basic and diluted	18,646,722